Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	November 1, 2018	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES THIRD QUARTER RESULTS

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today the Partnership’s net income for the quarter ended September 30, 2018 of $9,279,000, or $0.27 per common unit.

A comparison of the Partnership’s consolidated results for the quarter ended September 30, 2018 and 2017 are set forth below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating Revenues	$13,938,000	$12,480,000	$50,944,000	$37,760,000
Net Income	$9,279,000	$7,224,000	$36,606,000	$24,195,000
Net Income Per Common Unit	$0.27	$0.22	$1.09	$0.75

The Partnership previously declared its third quarter distribution in the amount of $0.394813 per common unit payable on November 8, 2018 to common unit holders of record as of October 29, 2018. The Partnership’s cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

3